Exhibit 99.1

Raytheon Company Media Relations 870 Winter Street Waltham, MA 02451 http://www.raytheon.com

News release

Contact:

Jon Kasle

781-522-5110

Raytheon Names Michael J. Wood Vice President and Chief Accounting Officer

WALTHAM, Mass., (Sept. 29, 2006) – Raytheon Company today announced the appointment of Michael J. Wood to the position of vice president and chief accounting officer, reporting to David C. Wajsgras, senior vice president and chief financial officer. Wood will assume this new position starting October 2nd.

With 16 years of accounting and audit experience, Wood, 38, will be responsible for the company’s global accounting and financial reporting.

Wood will be joining Raytheon from KPMG, where he is an audit partner and has supported several of the firm’s large international and Fortune 500 clients, including prominent names in the aerospace and defense industries. He has had extensive experience leading account teams for many U.S. and foreign SEC registrants.

“We are exceptionally pleased to have Mike join our team,” said Wajsgras. “His broad experience, particularly in the defense sector, will bring immediate value to Raytheon.”

Wood holds a bachelor of science degree in accounting from San Francisco State University, and is a licensed CPA in Virginia, Maryland, California and the District of Columbia.

Raytheon Company (NYSE: RTN), with 2005 sales of $21.9 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 80,000 people worldwide.